Exhibit 10.1

TERMS

-Bruce Kutinsky and the Company have agreed that Bruce will no longer serve as Akorn, Inc. COO effective December 31, 2018 11:59 PM;

-Bruce will serve in a consulting role to the Company and will be reasonably available to the President and CEO and to the Akorn Management team to provide transition and consulting related support from January 1, 2019 through March 31, 2019 and further to provide support to the Akorn Legal Department through December 31, 2019 pursuant to a separate consulting or other agreement.

Bruce and the Company are parties to an employment agreement and agree to modify certain terms of that agreement as follows, with all other unmodified terms remaining in effect:

a.	Severance: Bruce’s employment with Akorn will terminate effective December 31, 2018, 11:59PM. Bruce is entitled to severance benefits under his employment agreement as though Bruce resigned for good reason (a lump-sum cash payment equal to one year of base annual compensation and total eligible annual bonus) and further, Akorn will continue to provide Bruce life and health insurance (substantially similar to his health and benefits coverage in effect in December 2018) through February 28, 2020;

b.	Consulting Agreement: Bruce and Akorn will endeavor to enter into a separate agreement engaging Bruce to serve in a consulting role providing transition support services to the Company through March 31, 2019, and, in addition, to provide support to the Akorn Legal Department through December 31, 2019. Akorn agrees to reimburse any and all reasonable travel expenses Bruce incurs, at the request of Akorn, related to the transition and legal support services;

c.	Consideration: In consideration of Bruce’s agreement to provide aforementioned consulting and support services, Bruce’s unvested restricted stock units will immediately vest on December 31, 2018, and he will be compensated a total fee in the amount of $906,675 paid in 12 equal monthly installments;

d.	Lease and Moving Expenses: Bruce intends to terminate his Deerfield, IL apartment lease effective January 31, 2019, and should the Company require Bruce to extend that lease, the Company would be responsible for any rent payments incurred after January 31, 2019. Further, the Company agrees to pay for or reimburse Bruce for reasonable relocation expenses, expected to be approximately $5,000, from Deerfield, IL to Ann Arbor, MI.

These terms are hereby agreed to and binding between the parties and failure of the parties to enter into any formal agreements memorializing the terms shall not affect their validity.

Akorn, Inc.	Bruce Kutinsky
/s/ Gregory P. Lawless	/s/ Bruce Kutinsky